DEFERRED FEE AGREEMENT



      THIS AGREEMENT, dated ____________, 1998, by and between ______________
("Trustee"), currently residing at ____________________________________________, and INVESCO Global Health Sciences Fund, a Massachusetts Business Trust with offices at 7800 East Union Avenue, Denver, Colorado (the "Trust").

                               W I T N E S S E T H

      WHEREAS, Trustee currently serves as director of the Trust and receives fees ("Trustee's Fees") from the Trust in that capacity; and

      WHEREAS, Trustee desires that an arrangement be established with the Trust under which he or she may defer receipt of the Trustee's Fees which may otherwise become payable to him and which relate to services performed after the date hereof; and

      WHEREAS, the Trust is agreeable to such an arrangement as evidenced by the resolution of its Board of Trustees ("Board") dated October 12, 1998.

      NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

      1. Trustee irrevocably elects to defer receipt, subject to the provisions of this Agreement, of $____________, $___________ per annum, or __________
percent (___%) of any Trustee's Fees which may otherwise become payable to him or her after the date of this Agreement, and which relate to services performed after the date hereof. An election to defer either a dollar amount per annum or a percentage of Trustee's Fees shall continue from year to year unless Trustee terminates such election by written request. Any such termination shall be effective only with respect to Trustee's Fees which become payable after the date of termination. Trustee's Fees with respect to which Trustee shall have elected to defer receipt (and shall not have revoked such election) as provided above are hereinafter referred to as "Deferred Trustee's Fees."

      2. During any calendar year for which Trustee's Fees otherwise payable to Trustee are Deferred Trustee's Fees, the Trust shall credit the amount of such Deferred Trustee's Fees as of the date such fees would have been paid to such Trustee had this Agreement not been in effect to a separate memorandum account (the "Deferred Fee Account").

      3. The Deferred Fee Account shall be deemed invested in shares of the Trust. The Deferred Fee Account shall be adjusted to reflect its share of any income or gain or charged with its share of any loss arising from such deemed investments by the Deferred Fee Account.

      4. The Trust may, at its sole discretion, set aside assets to fund the obligations created by this Agreement and similar agreements by other trustees of the Trust in a Deferred Fee Account Fund and may invest assets of the Deferred Fee Account Fund in any investment medium including, but not limited to, shares of the Trust and any other security or investment medium in which the assets of the Trust are permitted to be invested.

      5. The Trust's obligation to make payments out of the Deferred Fee Account shall be a general obligation of the Trust, and such payment shall be made from the Trust's general assets and property. Trustee's relationship to the Trust under this Agreement shall be that of a general unsecured creditor, and neither this Agreement nor any action taken pursuant to this Agreement shall create or be construed to create a trust or fiduciary relationship of any kind between the Trust and Trustee, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Trust in favor of Trustee or any other person. The Trust shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, in order to cover its obligations hereunder, if the Trust elects to establish a Deferred Fee Account Fund to purchase any investments (including, without limitation, shares of the Trust), the same shall continue for all purposes to be a part of the general assets and property of the Trust, subject to the claims of its general creditors, and no person other than the Trust shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor. The Trust shall provide an annual statement to each Trustee who shall have elected to defer receipt of Trustee's Fees showing such information as is appropriate, including the aggregate amount credited or charged to the Deferred Fee Account, as of a reasonably current date.

      6. Payment of amounts out of the Deferred Fee Account shall be made to Trustee as selected by Trustee below.

          Once a selection has been made, Trustee may not select a different time or method of payment for prior amounts credited to his Deferred Fee Account, but may select a different payment time or method for future Trustee's Fees to be credited to the Deferred Fee Account.

          Payments shall be made to Trustee upon the happening of the following event or events (the "payment event"), unless the Trust, in its sole discretion, determines to make payments at another time:

            __________  termination of service as a Trustee.

            __________  attainment of age ___.

            __________  termination of service as a Trustee or attainment of age ____, whichever may first occur.

            Payments shall be made to Trustee as follows:

            __________  lump sum payment.

            __________  payment in _____ quarterly installments, each payment to be equal to the value of the Deferred Fee Account immediately prior to the date of payment divided by the number of remaining payments.

The death of Trustee shall constitute the payment event and payments shall then be made as set forth in paragraph 7(b) herein.

      In the event Trustee selects installment payments, each quarterly installment payment shall be made as of the last day of the months of January, April, July, and October of each year, beginning with the payment month next following the payment event. Until payments of amounts credited to the Deferred Fee Account have been completed, the unpaid balance shall be credited with the income and gains and charged with losses of the deemed investments in the Deferred Fee Account Trust. The Trust in its sole discretion reserves the right to accelerate payments of amounts in Trustee's Deferred Fee Account at any time after the payment event. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Trust's assets and property of its shareholders, all unpaid amounts in the Deferred Fee Account as of the effective date thereof shall be paid in a lump sum on such effective date. (For this purpose, a sale, conveyance or transfer of the Trust's assets to a trust, partnership, association or another Trust in exchange for cash, shares or other securities, with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Trust, shall not be deemed a termination of the Trust or such a distribution.)

      7. Payment of amounts credited to the Deferred Fee Account shall be made to Trustee in the form of a check. Such payment shall be made to Trustee except that:

          a. in the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing his or her financial affairs, and if the Trust has actual notice of such determination, payment shall be made to Trustee's personal representative(s); and

          b. in the event of Trustee's death, payment shall be made to the last beneficiary designated by Trustee for purposes of receiving such payment in such event in a written notice delivered to the President of the Trust; provided that if such beneficiary has not survived Trustee, payment shall be made to Trustee's estate.
               Trustee                     hereby                     designates
               ______________________________________________________   as   the
               initial beneficiary for purposes of receiving such payment in such event. Trustee may from time to time designate new beneficiaries and such designation shall effectively revoke all prior designations filed by Trustee.

      8. The Trust may in its sole discretion accelerate the payment of deferred amounts if such acceleration is requested by a Trustee or, after his or her death, by his or her beneficiary or heir. Acceleration may occur only in the event of unforeseeable financial emergency or severe hardship resulting from one or more recent events beyond the control of Trustee or his or her beneficiary or heir and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. The acceleration must be approved by the Board without regard to the vote of the Trustee who requests the acceleration.

      9. Amounts in the Deferred Fee Account shall not in any way be subject to the debts or other obligations of Trustee and may not be sold, transferred, pledged or assigned by him or her except as provided in paragraph 6(b).

      10. This Agreement shall not be construed to confer any right on the part of Trustee to be or remain a Trustee of the Trust or to receive any, or any particular rate of, Trustee's Fees.

      11. Interpretations of and determinations related to this Agreement made by the Trust, including the matter of whether to establish a Deferred Fee Account Fund, the selection of an investment medium for the assets in the Trust, if established, and determinations of the amounts in the Deferred Fee Account, shall be made by a committee composed of the President and the Treasurer of the Trust and the principal investment officer of the Trust's United States-based investment adviser (the "Committee") and, if made in good faith, shall be conclusive and binding upon all parties; and the Trust shall not incur any liability to Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith. The Committee shall administer this Agreement, and shall be responsible for administration of the Deferred Fee Account Fund, if established. All actions of the Committee shall be considered for all purposes to be the action of the Board unless the Board, in its capacity as such, subsequently takes a different action. The Board may employ such persons or organizations to render advice or perform services with respect to its responsibilities as it, in its sole discretion, determines to be necessary and appropriate. Any actions taken by the Board pursuant to this Section 11 shall be implemented only if approved by a majority of those Trustees of the Trust who are not participants in a Deferred Fee Agreement with the Trust.

      12. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement entered into by all parties.

      13. This Agreement shall be binding upon, and shall inure to the benefit of, the Trust and its successors and assigns and Trustee and his/her heirs, executors, administrators and personal representatives.

      14. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the State of Colorado.

      15. The Trust reserves the right to terminate this Agreement at any time. Upon such termination, all deferral elections will cease to be effective and all contractual obligations created under this Agreement will be fixed as of the termination date. Distribution of deferred accounts will be made at the sole discretion of the Trust.

      IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed on its behalf by its President, and Trustee has executed this Agreement, on the date first written above.

                                    INVESCO GLOBAL HEALTH SCIENCES FUND



                                    By:   /s/ Fred A. Deering
                                          ------------------------------------
                                          Fred A. Deering, Trustee



                                    By:   /s/ John W. McIntyre
                                          ------------------------------------
                                          John W. McIntyre, Trustee



                                    By:   /s/ Larry Soll
                                          ------------------------------------
                                          Dr. Larry Soll, Trustee